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                                                                   Exhibit 10.22

                        Annual Incentive Plan Amendments

      RESOLVED, that effective for Plan Years commencing on or after January 1, 1999, the Annual Incentive Plan of United States Trust Company of New York and Affiliated Companies ("AIP") be, and it hereby is, amended as follows:

      1. The definition of the term "ESOP Contribution" in Section 2 shall be deleted;

      2. The first paragraph of Section 5 is hereby deleted;

      3. The second paragraph of Section 5 is amended to read as follows:

      "The amount payable with respect to an Award under the Plan for any Plan Year shall be paid to the Participant in cash as soon as practicable after the end of such Plan Year, except to the extent that the Participant (a) has elected, under the applicable provisions of the 401(k) Plan, to have any portion of such Award reduced, and to have an amount equal to such portion of the Award contributed to the 401(k) Plan on the Participant's behalf and/or (b) has elected, under the applicable provisions of the Executive Deferred Compensation Plan, to defer any portion of such Award.

      4. Section 7(c) is hereby amended to read as follows:

      "As soon as practicable following the Change in Control, all Awards which are deemed to have been earned to the full and maximum extent upon the occurrence of the Change in Control shall be payable in full in single cash lump sums, reduced by any taxes withheld pursuant to Section 8."

RESOLVED, the appropriate officers of the Trust Company be, and each of them hereby is, authorized and directed to execute such documents and take any and all other action as any of such officers may, with the advice of counsel, deem necessary or desirable to carry out the purposes and intent of the foregoing resolution.